Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, to Introduce Advanced AI Functionality at Next Week’s ‘Police Day’ Event

Several AI-Powered Features Presently Not Available in the Marketplace Are Expected to be Announced

Detroit, Michigan, July 7, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that several advanced AI functions are expected to be unveiled at Thursday’s ‘Police Day’ event.

RAD’s Police Day event will be held July 13 at the Company’s manufacturing facility, the ‘REX’, located in Ferndale, Michigan. Police Day is meant to showcase the RADDOG family of robots to area law enforcement personnel that may be considering adding advanced robotics to their force. RAD recently announced that it is taking pre-orders for RADDOG 2LE, specifically designed for law enforcement applications. RADDOG 2LE is a critical evolution of quadruped robotics positioned to improve the capabilities of law enforcement agencies and enable them to apply practical robotics for a variety of tasks. With its agile quadruped (four-legged) design and cutting-edge external accessories, RADDOG 2LE empowers officers to conquer challenging terrain, reach inaccessible areas, and navigate through dangerous environments.

“We have placed an incredible amount of advanced technology into the RADPack that controls all RADDOG models,” said Steve Reinharz, CEO of AITX and RAD. “I have expectations of a few very powerful demonstrations in front of our esteemed law enforcement guests.”

The Company noted that the advanced AI functionality that will be introduced at Police Day will be pushed into all RAD devices, stationary and mobile, by the end of 2023. “One of the great things we’ve built into our technology is the foundational RAD ecosystem that allows for all devices to benefit from what’s built into another device. As one unit develops or learns new things, all devices are enhanced,” added Reinharz.

RAD will also be introducing RADDOG 1LE at the Police Day event. This unit includes RAD’s RADPack on a smaller quadruped and will have an entry-level price point that is expected to be accessible to most law enforcement agencies.

A larger, commercial robotic dog, RADDOG 3S, is scheduled to be available this fall for the security services, logistics and property management industries. RADDOG 3S will be based on a larger quadruped dog chassis and be powered by the AI functions that the Company will be previewing next week.

“The security industry appears to be very excited about RADDOG 3S,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “When they hear details of how RADDOG 3S and stationary RAD devices autonomously communicate and cooperate with each other, we typically see a new conversation begin. RADDOG is opening many new applications and doors for us right now.”

It is planned that RADDOG 3S will be formally announced at GSX (Global Security Exchange) 2023 in Dallas, Texas. One of RAD’s premier partners will be showcasing the RADDOG family. More details will be made available in the future.

Reinharz added, “We will soon have at least 3 RADDOG models available with features unmatched by any other robotic dog manufacturer. The difference is the RADPack. All of the dog’s power, capabilities and performance are built into RADPack. Without RADPack, they’re just dogs.”

RADDOG 2LE is scheduled to begin shipping in late August. Complete specifics of its capabilities, features and other details can be found at www.raddog.ai and www.radsecurity.com.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060
@SteveReinharz